Exhibit 10.1

Execution Version

THIRD AMENDMENT

TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 17, 2015

among

GENESIS ENERGY, L.P.,

as the Borrower

and

The Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Issuing Bank,

BANK OF AMERICA, N.A. AND BANK OF MONTREAL,

as Co-Syndication Agents,

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

THIRD AMENDMENT TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Third Amendment”) dated as of September 17, 2015, is by and among GENESIS ENERGY, L.P., a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (the “Lenders”) and the Lenders party hereto.

R E C I T A L S

A. The Borrower, the Lenders, the Administrative Agent and the other agents referred to therein are parties to that certain Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain Loans and provided certain Committed Amounts (subject to the terms and conditions thereof) to the Borrower.

B. The Borrower wishes, and the Lenders signatory hereto and the Administrative Agent are willing, to amend the Credit Agreement as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article, schedule, exhibit and section references in this Third Amendment refer to articles and sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Amendments to the Recitals.

(a) The second recital hereby is amended and restated in its entirety as follows:

WHEREAS, the Borrower, the Administrative Agent, the Lenders and the other agents and parties hereto entered into this Fourth Amended and Restated Credit Agreement in order to amend and restate the Existing Credit Agreement;

(b) The following recital hereby is added as the penultimate recital within the Recitals to the Credit Agreement:

WHEREAS, this Fourth Amended and Restated Credit Agreement has been amended pursuant to that certain First Amendment dated as of June 30, 2014, that certain Second Amendment and Joinder Agreement dated as of July 17, 2015, and that certain Third Amendment dated as of September 17, 2015;

2.2 Amendments to Section 1.01 (Defined Terms).

(a) The definition of “Acquisition Consideration” hereby is amended and restated in its entirety as follows:

“Acquisition Consideration” means the purchase consideration for any Acquisition and all other payments by the Borrower or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any Acquisition, whether paid in cash or by the assumption of obligations or the exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness (including any Indebtedness assumed or acquired pursuant to Section 6.01(A)(g)), “earn-out” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any Restricted Subsidiary.

(b) The definition of “Adjusted Consolidated EBITDA” hereby is amended and restated in its entirety as follows:

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA determined on a Pro Forma Basis; provided that (a) cash distributions received by the Borrower and the Restricted Subsidiaries from any Unrestricted Joint Venture shall not account for more than 25% of Adjusted Consolidated EBITDA (as such Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Unrestricted Joint Ventures), and any excess shall be deemed to not be Adjusted Consolidated EBITDA and (b) for any Material Project with a Commencement Date occurring on or prior to the date of determination, Adjusted Consolidated EBITDA may include, at the Borrower’s option, the Material Project EBITDA Adjustments for such Material Project for such period determined as specified below. Upon the occurrence and during the continuance of a “Cash Option Only Default” under and as defined in the NEJD Financing Lease Agreement, Adjusted Consolidated EBITDA shall be automatically reduced by an amount equal to the contributions to Adjusted Consolidated EBITDA attributable to NEJD SPE 2 for the applicable Test Period or Calculation Period.

As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries or an Exempted Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, with respect to the Borrower or any of its Restricted Subsidiaries or with respect to an Exempted Joint Venture, $10,000,000 (a “Material Project”):

(a) for each Test Period ending prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be reasonably approved by a majority of the Arrangers (the “Projected Consolidated EBITDA”) as the projected Consolidated EBITDA attributable to such Material Project for the first full 12-month period following the Scheduled Commercial Operation Date of such Material Project (such amount to be determined based upon projected revenues from customer contracts, projected revenues from prospective customers that are reasonably determined by a majority of the Arrangers, in their reasonable discretion, to otherwise be reasonably likely on the basis of sound financial planning practice, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, the Scheduled Commercial Operation Date, commodity price assumptions and other factors reasonably deemed appropriate by a majority of the Arrangers), which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for the Test Period next preceding the fiscal quarter in which construction or expansion of such Material Project commences (the “Commencement Date”) and for each Test Period thereafter until the Commercial Operation Date of such Material Project (including the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs), but net of any actual Consolidated EBITDA attributable to such Material Project for such Test Period; provided that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Test Periods ending after the Scheduled Commercial Operation Date to (but excluding) the Test Period ending with the fiscal quarter in which such Commercial Operation Date occurs, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay (estimated on the date of determination), whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the Test Period ending with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the Test Periods ending with the two immediately succeeding fiscal quarters, an amount equal to the greater of (i) three times the actual Consolidated EBITDA attributable to such Material Project for such first full fiscal quarter (if the first full fiscal quarter), 100% of the actual Consolidated EBITDA attributable to such Material Project for such first two fiscal quarters (if the second full fiscal quarter), or one-third of the actual Consolidated EBITDA for such first three fiscal quarters (if the third full fiscal quarter) or (ii) 75% (if the first full fiscal quarter), 50% (if the second full fiscal quarter) or 25% (if the third full fiscal quarter) of the Projected Consolidated EBITDA attributable to such Material Project for the first full Test Period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Adjusted Consolidated EBITDA for such Test Periods.

Notwithstanding the foregoing:

(i) no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless:

(A) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the Test Period for which the Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Adjusted Consolidated EBITDA with respect to a Material Project (the “Initial Test Period”), the Borrower shall have delivered to Administrative Agent notice of such Material Project and the Scheduled Commercial Operation Date with respect thereto, together with written pro forma projections of Consolidated EBITDA attributable to such Material Project for the first full Test Period following the Scheduled Commercial Operation Date with respect to such Material Project, and

(B) prior to the last day of the Initial Test Period, a majority of the Arrangers shall have approved (such approval not to be unreasonably withheld or delayed) such projections and shall have received such other information and documentation as a majority of the Arrangers may reasonably request with respect to such Material Project, all in form and substance reasonably satisfactory to a majority of the Arrangers.

(ii) the aggregate amount of all Material Project EBITDA Adjustments for any Test Period shall be limited to 20% of the total actual Adjusted Consolidated EBITDA for such Test Period (which total actual Adjusted Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments); provided that, prior to the Investment Grade Date, such 20% limit shall automatically increase to 30% for the time period commencing with the Commencement Date for an Exempted Joint Venture and continuing through and until the third full fiscal quarter following the Commercial Operation Date for such Exempted Joint Venture, and for all periods thereafter such limit shall be 20%; provided further that, upon the Investment Grade Date and for all periods thereafter such limit shall be 30%.

For purposes of the foregoing, “commercial operation” shall be deemed achieved for any Material Project at such time, at or after the completion of construction or expansion thereof and the initial placement thereof into service, as such Material Project first realizes the long-term operating levels reasonably expected for such Material Project.

(c) The definition of “Applicable Margin” hereby is amended and restated in its entirety as follows:

“Applicable Margin” means, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Fee on Committed Amount, as the case may be, (a) prior to the Investment Grade Date, the rate per annum set forth in the Leverage-Based Pricing Grid below based upon the Consolidated Leverage Ratio then in effect and (b) at any time from and after the Investment Grade Date, the rate per annum set forth in the Ratings-Based Pricing Grid based upon the Rating then in effect:

Leverage-Based Pricing Grid
Level	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Amount
I	≤ 3.00 to 1.00	1.50%	0.50%	0.250%
II	> 3.00 to 1.00 but ≤ 3.50 to 1.00	1.75%	0.75%	0.300%
III	> 3.50 to 1.00 but ≤ 4.00 to 1.00	2.00%	1.00%	0.300%
IV	> 4.00 to 1.00 but ≤ 4.50 to 1.00	2.25%	1.25%	0.375%
V	> 4.50 to 1.00	2.50%	1.50%	0.375%

For purposes of the Leverage-Based Pricing Grid, the Applicable Margin for any date shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the fiscal quarter most recently ended and any change shall (a) become effective upon the delivery to the Administrative Agent of financial statements pursuant to Section 5.01(a) or (b) for such quarter and (b) apply (i) in the case of ABR Loans, to ABR Loans outstanding on such delivery date or made on and after such delivery date and (ii) in the case of Eurodollar Loans, to Eurodollar Loans made, continued or converted on and after such delivery date. Notwithstanding the foregoing, at any time during which the applicable Borrower Party has failed to deliver such financial statements to the Administrative Agent when due, the Consolidated Leverage Ratio shall be deemed, solely for the purpose of this definition, to be Level V until such time as the applicable Borrower Party shall deliver such financial statements.

Ratings-Based Pricing Grid
Level	Rating (S&P/Moody’s)	LIBOR Margin	Base Rate Margin	Unused Fee on Committed Amount
I	BBB+/Baa1 or higher	1.125%	0.000%	0.175%
II	BBB/Baa2	1.375%	0.375%	0.200%
III	BBB-/Baa3	1.750%	0.750%	0.250%
IV	BB+/Ba1	2.000%	1.000%	0.300%
V	Lower than BB+/Ba1	2.250%	1.250%	0.375%

For purposes of the Ratings-Based Pricing Grid, (a) if the Ratings are split, the higher of such ratings shall apply; provided, that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (b) if only one Rating Agency issues a Rating, such rating shall apply; and (c) if the Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P or Moody’s shall change, or if any of S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Ratings from such Ratings Agencies and, pending the effectiveness of any such amendment, the applicable LIBOR Margin, Base Rate Margin and Unused Fee on Committed Amount shall be determined by reference to the Rating of such Rating Agency most recently in effect prior to such change or cessation.

(d) The definition of “Change in Control” hereby is amended and restated in its entirety as follows:

“Change in Control” means the occurrence of any of the following events: (a) the Borrower and the Restricted Subsidiaries (other than Restricted Subsidiaries that are Controlled, or directly or indirectly owned (in whole or in part), by the OLP) shall cease to be the sole legal or beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the limited partnership interests of the OLP (including all securities which are convertible into limited partner interests), or (b) the General Partner shall cease to be the sole general partner of the Borrower or shall cease to be a Wholly Owned Subsidiary of the Borrower, or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Investor Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of either Applicable Board on a fully diluted basis, or (d) any Restricted Subsidiary that is a partnership shall cease to have as its general partner either the Borrower or any Restricted Subsidiary, except with respect to any Divestiture permitted under Section 6.06 following which Divestiture such Restricted Subsidiary ceases to be a Subsidiary of the Borrower or a Restricted Subsidiary or (e) any change in control or similar event shall occur under the terms of any indenture, note agreement or other agreement governing any outstanding Material Indebtedness permitted by Section 6.01(A)(j) that results in an “event of default” under such Indebtedness, such Indebtedness becoming due and payable before its maturity, or such Indebtedness being subject to a repurchase, retirement or redemption right or option (whether or not exercised).

(e) The definition of “Committed Amount” hereby is amended and restated in its entirety as follows:

“Committed Amount” means, with respect to each Lender, the amount of the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at any given time. A Lender’s Committed Amount may be (a) increased from time to time pursuant to Section 2.05(c),

(b) reduced from time to time pursuant to Section 2.05(b) or 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Committed Amount as of July 24, 2015 is set forth on Schedule 2.01. The aggregate Committed Amounts as of July 24, 2015 shall be $1,500,000,000.

(f) The definition of “Consolidated EBITDA” hereby is amended and restated in its entirety as follows:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus or minus, as applicable, the following amounts relating to such period (without duplication):

(a) Basic EBITDA adjustments. Plus the following expenses, charges, losses and similar items to the extent deducted in determining Consolidated Net Income for such period:

(i)	total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) and non-cash accretion of discount) net of interest income,

(ii)	provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income), foreign withholding taxes and other taxes similar to the foregoing, and

(iii)	all depreciation and amortization expenses.

(b) Exclusion of other non-cash items. Plus all non-cash expenses, charges, losses, and similar items, and minus all non-cash revenues, incomes, gains and similar items, in each case, to the extent deducted or included in determining Consolidated Net Income for such period, including those relating to the following:

(i)	all depletion, impairments, write-offs and similar items (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”),

(ii)	accretion expenses associated with provision for abandonment costs,

(iii)	unrealized expenses, charges, losses, revenues, incomes, gains and similar items relating to hedging transactions, and

(iv)	lower of cost or market adjustments to inventory.

(c) Certain additional exclusions. Plus or minus the following additional exclusions:

(i) plus expenses, charges, losses and similar items relating to the following:

(A)	sales or other dispositions of assets other than inventory sold in the ordinary course of business,

(B)	items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of Adjusted EBITDA for purposes of its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items,

(C)	extraordinary items (as contemplated by GAAP), and

(D)	Transaction Costs.

(ii) minus revenue, gains, income and similar items relating to the following:

(A)	sales or other dispositions of assets other than inventory sold in the ordinary course of business,

(B)	items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of Adjusted EBITDA for purposes of its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items, and

(C)	extraordinary items (as contemplated by GAAP).

(d) Certain substitutions of cash amounts (if any) in lieu of certain excluded GAAP amounts. Plus the following substitutions:

(i)	cash payments (if any) made by the Borrower and/or its Restricted Subsidiaries attributable to the Borrower’s equity compensation arrangements (including its equity appreciation rights plan) in substitution of any non-cash GAAP items reflected in such period attributable to such equity compensation payments,

(ii)	cash received (if any) by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease in substitution of any GAAP items reflected in such period attributable to Direct Financing Leases, and

(iii)	cash dividends or distributions (or with respect to NEJD SPE 1, loan payments under the NEJD Intercompany Note) received (if any) by the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries, Joint Ventures, equity investees and any other Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary in substitution of any GAAP items reflected in such period attributable to income/loss of such Persons; provided, that such all such dividends or distributions with respect to a relevant accounting period that the Borrower or any Restricted Subsidiary receives within 15 days after such accounting period shall be included as if such amounts had been received during such accounting period.

(g) The definition of “Consolidated Interest Expense” hereby is amended and restated in its entirety as follows:

“Consolidated Interest Expense” means, for any period, (a) the sum of (i) the total consolidated interest expense, net of consolidated interest income, of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit (including the Letters of Credit) and Hedging Agreements)) for such period (calculated without regard to any limitations on payment thereof), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (a)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capital Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Subsidiaries of the type described in clause (g) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period, minus (b) that portion of (i) and (ii) above attributable to Unrestricted Subsidiaries.

(h) The definition of “Consolidated Total Funded Debt” hereby is amended and restated in its entirety as follows:

“Consolidated Total Funded Debt” means, at any date of determination, an amount equal to (a) the sum of (without duplication) (i) all Indebtedness and Disqualified Equity of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (b) (excluding undrawn amounts in respect of letters of credit and surety bonds and similar obligations) and (g) of the definition of Indebtedness, and (iii) all Guarantees of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii), minus (b) to the extent included in clause (a) above, any such Indebtedness or Guarantees of any Unrestricted Subsidiaries, minus (c) to the extent included in clause (a) above, outstanding Inventory Financing Sublimit Borrowings; provided, that for purposes of this clause (c), the outstanding Inventory Financing Sublimit Borrowings on the last day of each month (including for purposes of delivery of any certificates pursuant to Section 5.01(c)) shall be deemed to have been reduced by the Inventory Sublimit Prepayment Amount of a prepayment required to be made in the immediately succeeding calendar month pursuant to Section 2.11(e).

(i) The definition of “Effective Date” hereby is amended and restated in its entirety as follows:

“Effective Date” means June 30, 2014, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

(j) The definition of “Excluded Property” hereby is amended and restated in its entirety as follows:

“Excluded Property” means any (a) tract, or group of related tracts, of Real Property acquired by the Borrower or any Restricted Subsidiary (other than from a Borrower Party) after the date of this Agreement having a fair market value (when including the fair market value of improvements thereon) on the acquisition date thereof of less than $25,000,000 in the aggregate for such group; provided, however, that with respect to projects undertaken in connection with Organic Growth, the term “acquisition date” shall mean the “in-service” date of the relevant project, (b) each “Building” and “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations) with a fair market value of less than $2,000,000; (c) vehicles, aircraft and other goods covered by a certificate of title, (d)(i) marine vessels owned on the Effective Date, (ii) the Vessels Under Construction and (iii) each marine vessel purchased or otherwise acquired by any Borrower Party after the Effective Date if the consideration paid by such Borrower Party in the transaction or group of related transactions related to such acquisition is less than $10,800,000, (e) rights in or to letters of credit (including letter of credit rights (as defined in the UCC)), (f) the Excluded Accounts, (g) Property subject to a Lien permitted pursuant to Section 6.02(f) or (h) (so long (and only so long) as the documents evidencing the Indebtedness secured thereby and permitted pursuant to Section 6.01(A)(h) (or, on or after the Investment Grade Date, which would constitute Permitted Purchase Money Debt permitted by Section 6.01(B)) or (A)(g) (or, on or after the Investment Grade Date, which would constitute Permitted Acquired Debt permitted by Section 6.01(B)), respectively, prohibit Liens thereon securing the Secured Obligations), (h) the Sterling Assets to the extent the aggregate fair market value thereof does not exceed $75,000,000, (i) the Permitted JV Accounts, and (j) the Wharton and Duval County Properties.

(k) The definition of “Exempted Joint Venture” hereby is amended and restated in its entirety as follows:

“Exempted Joint Venture” means a Joint Venture or Joint Ventures contemplated as of the Effective Date that, separately or together, will construct and own connected oil pipelines or pipeline systems and related facilities (currently estimated to cost as much as approximately $2.2 billion) and that will be owned by the Borrower and/or a Restricted Subsidiary (from 25% to 50%) and other partners; provided that (a) such Joint Venture shall execute contracts with respect to its oil pipelines or pipeline systems that are take or pay contracts with a tenor of at least seven years, (b) the contracts described in clause (a) will be with at least two shippers, (c) the operator of such Joint Venture’s assets shall be the Borrower, and (d) each Investment in such Joint Venture shall be made in compliance with Section 6.04(A)(m) and 6.04(B).

(l) The definition of “Existing Issuing Bank” hereby is amended and restated in its entirety as follows:

“Existing Issuing Bank” means Bank of America, N.A and Wells Fargo Bank, National Association.

(m) The definition of “Guarantor” hereby is amended and restated in its entirety as follows:

“Guarantors” means each Restricted Subsidiary and each guarantor pursuant to Sections 5.10 and 5.11.

(n) The definition of “Inventory Financing Sublimit Amount” hereby is amended and restated in its entirety as follows:

“Inventory Financing Sublimit Amount” means $200,000,000.

(o) The definition of “LC Exposure” hereby is amended and restated in its entirety as follows:

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Ratable Portion of the total LC Exposure at such time, and the LC Exposure of any Issuing Bank at any time shall be the portion of the LC Exposure associated with the Letters of Credit issued by such Issuing Bank.

(p) Section 1.01 hereby is amended by deleting the definition of “Equity Condition” in its entirety.

(q) Section 1.01 hereby is amended by deleting the definition of “GEL Wyoming” in its entirety.

(r) Section 1.01 hereby is amended by deleting the definition of “GEL Wyoming Business” in its entirety.

(s) Section 1.01 hereby is amended by deleting the definition of “GEL Wyoming Entity” in its entirety.

(t) Section 1.01 hereby is amended by deleting the definition of “Increase and Amendment Effective Date” in its entirety.

(u) Section 1.01 hereby is amended by deleting the definition of “SEKCO Joint Venture” in its entirety.

(v) Section 1.01 hereby is amended by deleting the definition of “Specified Acquired Business” in its entirety.

(w) Section 1.01 hereby is amended by deleting the definition of “Specified Acquisition Alternative Note Facility” in its entirety.

(x) Section 1.01 hereby is amended by deleting the definition of “Specified Acquisition Alternative Term Facility” in its entirety.

(y) Section 1.01 hereby is amended by deleting the definition of “Specified Acquisition Bridge Facility” in its entirety.

(z) The following definitions hereby are added to Section 1.01 of the Credit Agreement where alphabetically appropriate:

“Investment Grade Date” means the first date on which one of the Rating Agencies maintains an Investment Grade Rating and the other Rating Agency maintains a rating equal to or more favorable than BB+ (stable) or Ba1 (stable), as applicable.

“Investment Grade Rating” means a Rating equal to or more favorable than (i) Baa3 (stable) from Moody’s or (ii) BBB- (stable) from S&P.

“Permitted Acquired Debt” means Indebtedness of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness.

“Permitted Purchase Money Debt” means Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that such Indebtedness shall only be secured to the extent permitted by Section 6.02(f).

“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Borrower or any Guarantor secured by a Lien (other than the Liens entered into under the Loan Documents, including the Security Documents) and (ii) all Indebtedness of any Subsidiary that is not a Guarantor.

“Rating” means, as to each Rating Agency and on any day, the rating maintained by such Rating Agency on such day for senior, unsecured, non-credit enhanced long-term debt of the Borrower.

“Rating Agency” means each of Moody’s and S&P.

“Restricted Joint Venture” means, (a) as of September 17, 2015, each of Odyssey Pipeline L.L.C., Sandhill Group, L.L.C., T&P Syngas Supply Company, Deepwater Gateway, L.L.C., Nautilus Pipeline Company, L.L.C., Manta Ray Offshore Gathering Company, L.L.C., Neptune Pipeline Company, L.L.C., Atlantis Offshore, LLC, and so long as such Person constitutes a Joint Venture, each of Independence Hub and Poseidon, and any Exempted Joint Venture, and (b) with respect to any Person other than a Person listed in the foregoing clause (a), any Joint Venture that is designated as a Restricted Joint Venture pursuant to a written notice from the Borrower to the Administrative Agent; provided that,

(i) immediately before and immediately after giving pro forma effect to such designation, no Default shall have occurred and be continuing; and

(ii) as determined as of the last date of each fiscal quarter (which determination shall be applicable for the entire Test Period or Calculation Period ending on such date, as the case may be), for such Joint Venture to qualify as a Restricted Joint Venture, the following must be true:

(A) at any time prior to the Investment Grade Date, the Borrower has provided and maintains Security Documents granting a valid perfected first priority security interest in all the Capital Stock of such Joint Venture that is owned by the Borrower or any Restricted Subsidiary to the extent required under Section 5.10;

(B) the Capital Stock of such Joint Venture is not owned, directly or indirectly, by an Unrestricted Subsidiary;

(C) such Joint Venture has not created, issued, incurred, become liable in respect of or suffered to exist any Indebtedness for borrowed money; and

(D) there exists no Lien in respect of such Joint Venture’s Capital Stock other than a pledge granted pursuant to the Loan Documents, Liens arising by operation of law and Liens arising by operation of such Joint Venture’s Organizational Documents (and which are of the type customary in such Organizational Documents).

“Unrestricted Joint Venture” means a Joint Venture which is not a Restricted Joint Venture.

2.3 Amendment to Section 2.05 (Committed Amount). The text of Section 2.05(c) and 2.05(c)(i) and (ii) hereby is amended and restated in its entirety to read as follows:

(c) Increase of Committed Amounts. Subject to the conditions set forth in this Section 2.05(c), the Borrower may from time to time increase the aggregate Committed Amounts then in effect by increasing the Committed Amount of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”); provided that such Additional Lender will be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, delayed or conditioned.

(i) Any increase in the aggregate Committed Amounts shall not be less than $5,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if, after giving effect thereto, the aggregate increases in the Committed Amounts after July 24, 2015 pursuant to this Section 2.05(c) would exceed $500,000,000;

(ii) Any increase in the aggregate Committed Amounts shall be subject to the following additional conditions:

(A) no Event of Default shall have occurred and be continuing at the effective date of such increase;

(B) on the effective date of such increase, no Eurodollar Loans shall be outstanding or if any such Eurodollar Loans are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Loans unless the Borrower pays compensation required by Section 2.16;

(C) no Lender’s Committed Amount may be increased without the consent of such Lender;

(D) if the Borrower elects to increase the aggregate Committed Amounts by increasing the Committed Amount of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G (a “Committed Amount Increase Certificate”), together with a processing and recordation fee of $3,500 (except in connection with any increase consummated on July 24, 2015), and the Borrower shall, upon the return of such Lender’s existing promissory note, deliver a new promissory note payable to such Lender in a principal amount equal to its Committed Amount, after giving effect to such increase, and otherwise duly completed; and

(E) if the Borrower elects to increase the aggregate Committed Amounts by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (except in connection with any increase consummated on July 24,

2015), and unless refused by such Additional Lender, the Borrower shall deliver a promissory note payable to such Additional Lender in a principal amount equal to its Committed Amount, and otherwise duly completed.

2.4 Amendment to Section 2.06 (Letters of Credit). The text of Section 2.06(b) hereby is amended and restated in its entirety to read as follows:

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a Letter of Credit Request, identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Upon issuance of a Letter of Credit, the Issuing Bank which issues such Letter of Credit shall provide to the Administrative Agent a copy of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the LC Exposure of any single Issuing Bank shall not exceed $67,000,000, (iii) the sum of the total Revolving Credit Exposures shall not exceed the aggregate Committed Amounts and (iv) the conditions in Section 4.02(a) and (b) shall have been satisfied.

2.5 Amendment to Section 3.18 (Equity Interests and Subsidiaries). The text of Section 3.18(a) hereby is amended and restated in its entirety to read as follows:

(a) Schedule 3.18(a) dated as of the Effective Date sets forth a list of (i) all of the Subsidiaries and Joint Ventures and their jurisdictions of organization as of the Effective Date, (ii) whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary as of the Effective Date, and (iii) the number of each class of its Equity Interests authorized, and the number outstanding, as of the Effective Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the Effective Date. All Equity Interests of each of its Restricted Subsidiaries are duly and validly issued and are fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Partnership Act (or any similar provision of any similar statute). It and each of its Restricted Subsidiaries is the record and beneficial owner of, and has good and defensible title to, the Equity Interests pledged by it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Guarantee and Collateral Agreement, and there are no outstanding options, warrants or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than equity interests in Joint Ventures and non-wholly owned Subsidiaries. All Restricted Subsidiaries are Guarantors.

2.6 Amendment to Section 3.21 (Security Documents). The text of Section 3.21(c) hereby is amended and restated in its entirety to read as follows:

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11, upon execution and delivery thereof, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of its and its Restricted Subsidiaries’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of it and its Restricted Subsidiaries in such Collateral, in each case with no other Liens except for Permitted Encumbrances.

2.7 Amendment to Section 4.01 (Effective Date). The text of Section 4.01(j) hereby is amended and restated in its entirety to read as follows:

(j) [Reserved].

2.8 Amendment to Section 4.02 (Each Credit Event). The text of Section 4.02(a) hereby is amended and restated in its entirety to read as follows:

(a) The representations and warranties of the Borrower or any other Borrower Party set forth in this Agreement and the other Loan Documents (other than, after the Investment Grade Date, those set forth in Section 3.04(c)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except such representations and warranties (other than, after the Investment Grade Date, those set forth in Section 3.04(c)) that are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

2.9 Amendment to Section 5.10 (Additional Collateral; Additional Guarantors). The text of Section 5.10 hereby is amended and restated in its entirety to read as follows:

Section 5.10 Additional Collateral; Additional Guarantors.

(a) With respect to any right, title or interest of it or any of its Restricted Subsidiaries in (x) Equity Interests, Real Property, Pipelines or other Property of a type subject to the Security Documents and acquired after the date of this Agreement (other than from Organic Growth) or (y) any Property of a type subject to the Security Documents and arising from Organic Growth, in the case of (x) or (y) other than Covered

Property or Excluded Property, it will, in the case of (x), no later than the date that is 30 calendar days after such acquisition is consummated, subject to extension in the sole discretion of the Administrative Agent, or in the case of (y), prior to or concurrently with the next delivery of financial statements under Section 5.01(a) or (b), subject to the extension in the sole discretion of the Administrative Agent, grant or cause to be granted to the Administrative Agent for the benefit of the Secured Parties a First Priority Lien of record (and a Mortgage, in the case of Real Property) on all such Equity Interests, Real Property, Pipelines and other Property (with no other Liens other than Permitted Encumbrances), upon terms substantially the same as those set forth in the Security Documents for Property of a similar type, complete such other actions as would have been necessary to satisfy the conditions set forth in Section 4.01 had such Property been owned thereby on the date of this Agreement, complete such other actions as may be reasonably requested by the Administrative Agent pursuant to Section 5.11, provide such legal opinions as may be reasonably requested by the Administrative Agent, pay, or cause to be paid, all taxes and fees related to any necessary registration, filing or recording in connection therewith, with respect to any such Real Property, comply with all applicable Governmental Real Property Disclosure Requirements, and with respect to any Real Property other than Excluded Property on which any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Regulations and to the extent not constituting Excluded Property) is located, provide a Federal Emergency Management Agency Standard Flood Hazard Determination; provided however, that, without limiting the right of the Administrative Agent to request legal opinions as described above, in the case of any New Pipeline, the Borrower and the Restricted Subsidiaries shall be deemed to have caused a Lien of record to have been so granted, and such actions so taken, and any requirement herein otherwise with respect to the creation or perfection of a Lien thereon shall be deemed duly satisfied, in each case so long as a duly completed UCC financing statement indicating such New Pipeline as collateral and specifying the debtor as a “transmitting utility” has been duly filed in the central filing office of the state in which such New Pipeline is located and other jurisdictions as may be reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent (but without the filing or recording of a Mortgage in any real property record with respect to such New Pipeline being required). Notwithstanding the foregoing, Genesis Rail Services, LLC shall not be required to mortgage the Vee Bar Leasehold Interest so long as a duly completed UCC financing statement including as collateral all fixtures associated with the real property covered by the Vee Bar Leasehold Interest and specifying the debtor as a “transmitting utility” has been duly filed in the filing office of each county and state in which the real property covered by the Vee Bar Leasehold Interest is located, as well as the state where Genesis Rail Services, LLC is organized.

(b) It will cause each Restricted Subsidiary that is created or acquired subsequent to the date of this Agreement to become a party to each applicable Loan Document, including the Guarantee and Collateral Agreement, and to promptly, subject to extension in the sole discretion of the Administrative Agent, execute and deliver to the Administrative Agent all such documents, agreements and instruments necessary to accomplish such obligation, including legal opinions (if reasonably requested by the Administrative Agent) relating to such Restricted Subsidiary, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. It will, or will cause its Restricted Subsidiaries to, pledge all of the Equity Interests of such newly created or acquired Restricted Subsidiary (including delivery of original stock certificates or other certificates evidencing the Equity Interests of such Restricted Subsidiary, if any, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) to the Administrative Agent. The Borrower shall cause 100% of the Equity Interests owned directly or indirectly by the Borrower in all Restricted Subsidiaries to be pledged to the Administrative Agent at all times pursuant to the Guarantee and Collateral Agreement or a substantially similar agreement reasonably satisfactory to the Administrative Agent.

(c) With respect to each Unrestricted Subsidiary and Joint Venture, it will pledge or cause each Restricted Subsidiary that owns any Equity Interests in any Unrestricted Subsidiary or Joint Venture to pledge all of the Equity Interests that are in a domestic Unrestricted Subsidiary and/or a domestic Joint Venture owned (of record) by it, and 65% of the voting Equity Interests that are in a foreign Unrestricted Subsidiary and/or a foreign Joint Venture owned (of record) by it; provided that a pledge of such Equity Interests shall not be required (i) with respect to the Equity Interests of NEJD SPE 2 owned by NEJD SPE 1, (ii) with respect to the Equity Interests of FS SPE 2 owned by FS SPE 1, or (iii) if (x) such Equity Interests are otherwise required to be pledged in order to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture, or (y) with respect to Joint Ventures, (A) the Organizational Documents of such Joint Venture prohibit such pledge or (B) such Equity Interests are otherwise required to be pledged to secure obligations to the other holders of Equity Interests in such Joint Venture; provided that in the event such Equity Interests are required to be so pledged, the direct parent of the Restricted Subsidiary that owns such pledged Equity Interests shall have pledged (pursuant to the Guarantee and Collateral Agreement) 100% of the Equity Interests of such Restricted Subsidiary.

(d) Notwithstanding anything in this Section 5.10 or this Agreement or the other Loan Documents to the contrary, after the Investment Grade Date, the Borrower shall no longer be required to comply with clauses (a) through (c) of this Section 5.10 with respect to any Person or property that is not subject to the Security Documents prior to the Investment Grade Date.

2.10 Amendment to Section 5.13 (Agreements Respecting Unrestricted Subsidiaries and Foreign Subsidiaries). The text of Section 5.13(b) hereby is amended and restated in its entirety to read as follows:

(b) It will, in connection with any Indebtedness or Guarantee obligations incurred by each Unrestricted Subsidiary, except as permitted pursuant to Section 5.13(c) and Section 6.04(A)(g) (or, on or after the Investment Grade Date, Section 6.04(B)) and except in respect of the NEJD Transaction Documents or the NEJD Intercompany Financing Agreements and except for Indebtedness or Guarantee obligations in respect of Priority Debt incurred pursuant to Section 6.01(B) on or after the Investment Grade Date, (i) cause such Unrestricted Subsidiary to incur such Indebtedness only as a Non-Recourse Obligation, and (ii) cause such Unrestricted Subsidiary to incur any such Indebtedness or Guarantee obligations relating to borrowed money in excess of $5,000,000 only under a loan agreement, note, lease, instrument or other agreement that expressly states that such Indebtedness is being incurred by such Unrestricted Subsidiary as a Non-Recourse Obligation (for the avoidance of doubt, this clause (ii) is not intended to limit the restrictions set forth in Section 5.13 or Section 6.04 or elsewhere in the Loan Documents); provided that no such agreement, note, lease, instrument or other agreement shall be required to include such statement if such agreement, note, lease, instrument or other agreement was in effect on the date such Person became an Unrestricted Subsidiary.

2.11 Amendment to Section 6.01 (Indebtedness and Disqualified Equity). The text of Section 6.01 hereby is amended and restated in its entirety to read as follows:

Section 6.01 Indebtedness and Disqualified Equity. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or Disqualified Equity, except:

(a) Indebtedness incurred in connection with the Loan Documents (including the Existing Letters of Credit);

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness or Disqualified Equity of the Borrower to or in any Restricted Subsidiary and of any Restricted Subsidiary to or in the Borrower or any other Restricted Subsidiary;

(d) Guarantees by any Borrower Party of obligations of the Borrower or any Restricted Subsidiary that are otherwise permitted hereunder;

(e) Indebtedness pursuant to Hedging Agreements permitted pursuant to Section 6.07;

(f) Indebtedness of any Borrower Party owing in connection with deferred payments of insurance premiums; provided that the aggregate principal amount of all such Indebtedness of all Borrower Parties shall not exceed $25,000,000 outstanding at any one time;

(g) Indebtedness or Disqualified Equity of a Restricted Subsidiary assumed by such Restricted Subsidiary in connection with any Acquisition permitted pursuant to Section 6.05 (or, if such Restricted Subsidiary is acquired as part of such Acquisition, existing prior thereto); provided that (i) such Indebtedness or Disqualified Equity shall only be secured to the extent permitted by Section 6.02(h), (ii) such Indebtedness or Disqualified Equity exists at the time of such Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with or subject to such Acquisition, and (iii) no Person, other than the obligor or obligors thereon at the time of such acquisition, shall become liable for such Indebtedness or Disqualified Equity;

(h) Indebtedness in respect of Purchase Money Obligations and refinancings or renewals thereof; provided that (i) such Indebtedness shall only be secured to the extent permitted by Section 6.02(f) and (ii) the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (A)(i) and (A)(k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(i) Indebtedness constituting current trade liabilities; provided that the aggregate principal amount of such Indebtedness, together with all Indebtedness outstanding under clauses (A)(h) and (A)(k) of this Section 6.01, shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(j) other unsecured Indebtedness thereof or Disqualified Equity issued by one or both of the Borrower and Finance Co and Guarantees thereof by any Restricted Subsidiary; provided that (i) such Indebtedness or Disqualified Equity shall (A) not have a scheduled final maturity date, or require any scheduled amortization or other scheduled payments of principal earlier than six months after the Maturity Date, (B) have no financial maintenance covenants that are more restrictive than those in this Agreement, (C) have no other covenants or events of default that, taken as a whole, are more restrictive than those in this Agreement and (D) have no mandatory prepayment or redemption provisions other than prepayments required as a result of a “change of control” or asset sale, (ii) no Event of Default exists or would exist immediately after the issuance of such Indebtedness or Disqualified Equity, and (iii) no Subsidiary that is not also a Guarantor shall guarantee such Indebtedness;

(k) Guarantees by any Borrower Party of obligations of one or more Joint Ventures, which for the avoidance of doubt shall include performance guarantees; provided that the outstanding amount of such obligations, together with all Indebtedness outstanding under clauses (A)(h) and (A)(i) of this Section 6.01(A) shall not exceed, in the aggregate at any one time, 10% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(l) limited Guarantees by any Borrower Party in connection with such Borrower Party’s pledge of the Equity Interests of an Unrestricted Subsidiary or Joint Venture to secure the Non-Recourse Obligations of such Unrestricted Subsidiary or Joint Venture as permitted by Section 5.10(c)(iii)(x); provided that recourse under any such Guarantee is limited to only the pledged Equity Interests in the applicable Unrestricted Subsidiary or Joint Venture;

(m) Indebtedness arising in connection with surety bonds and obligations required by Governmental Authorities in connection with the ownership or operation of Property entered into in the ordinary course of business;

(n) [reserved];

(o) such other Indebtedness or Disqualified Equity not otherwise permitted by the foregoing clauses of this Section 6.01(A); provided, that the aggregate principal amount or liquidation value of all such Indebtedness and Disqualified Equity (i) shall not exceed $30,000,000 outstanding at any one time and (ii) shall be unsecured; and

(B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Priority Debt at any one time outstanding in an aggregate principal amount exceeding 15% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b).

2.12 Amendment to Section 6.02 (Liens). The text of Section 6.02 is amended and restated in its entirety to read as follows:

Section 6.02 Liens. It will not, and will not permit any other Borrower Party to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens entered into under the Loan Documents, including the Security Documents;

(c) any Lien on any Property or asset of it or any other Borrower Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created pursuant to commercial agreements, such as construction, operating, reciprocal easements, farmout and maintenance agreements, space lease agreements, joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Borrower Party in the applicable Joint Venture is required thereunder), division order, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other similar agreements, in each case having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Indebtedness;

(e) Liens (i) represented by the escrow of cash or Permitted Investments securing the obligations of any Borrower Party under any agreement to acquire, or pursuant to which it acquired, any Property, which Liens secure the obligations of such Borrower Party to the seller of such Property, or (ii) on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets, provided that such acquisition or agreement is permitted pursuant to the terms of this Agreement;

(f) purchase money Liens on Property to secure Indebtedness permitted by Section 6.01(h) (or, on or after the Investment Grade Date, Permitted Purchase Money Debt), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided, however, that (i) the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $40,000,000 in the aggregate at any one time outstanding, (ii) no such Lien may extend to or cover (A) Equity Interests or (B) any Property other than the Property being acquired and improvements and accessions thereto and proceeds thereof, (iii) no such renewal or refinancing may extend to or cover any Property not previously subject to the Lien being renewed or refinanced, and (iv) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;

(g) Liens expressly permitted by Section 5.10(c)(iii);

(h) Liens securing Indebtedness permitted by Section 6.01(g) (or, on or after the Investment Grade Date, Permitted Acquired Debt), or renewals or refinancings of any of the foregoing Liens for the same or a lesser amount; provided that (i) no such Lien may extend to or cover Equity Interests, (ii) any such Liens attach only to the Property acquired in such acquisition (and improvements and accessions thereto and proceeds thereof) secured by such Indebtedness immediately prior thereto and do not encumber any other Property of any Borrower Party and (iii) neither the aggregate principal amount of such Indebtedness nor the aggregate fair market value of the Property securing it may exceed $30,000,000 at any one time;

(i) Liens granted on cash pledged as margin collateral securing Indebtedness owing under Hedging Agreements with counterparties permitted by Section 6.07 (other than Secured Hedging Agreements) in an amount not to exceed $50,000,000 in the aggregate at any time outstanding; provided, that, no cash shall be pledged as margin collateral securing Indebtedness owing under Hedging Agreements other than pursuant to this Section 6.02(i);

(j) Such other Liens not otherwise permitted by the foregoing clauses of this Section 6.02; provided that the aggregate amount of all such Liens at any one time shall not exceed an amount equal to 4% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b); and

(k) On or after the Investment Grade Date, Liens incurred in connection with any Priority Debt permitted under Section 6.01(B).

2.13 Amendment to Section 6.03 (Fundamental Changes; Limitations on Business). The text of Section 6.03(a) hereby is amended and restated in its entirety to read as follows:

(a) It will not, and will not permit any other Borrower Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except for transactions permitted by Sections 6.05 or 6.06, and except that, (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Borrower Party and (iii) any Subsidiary (other than the General Partner) may liquidate or dissolve; provided that such liquidation or dissolution, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.14 Amendment to Section 6.04 (Investments, Loans, Advances, and Guarantees). The text of Section 6.04 hereby is amended and restated in its entirety to read as follows:

Section 6.04 Investments, Loans, Advances and Guarantees. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interest, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, except:

(a) Permitted Investments;

(b) Investments by it existing on the date hereof and set forth on Schedule 6.04, and additional Investments in the Equity Interests of any Restricted Subsidiaries;

(c) loans or advances made by the Borrower to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(d) performance Guarantees issued by (i) any Borrower Party guaranteeing the obligations of the Borrower or any Restricted Subsidiary, (ii) any Restricted Subsidiary guaranteeing the obligations of the Borrower or any other Restricted Subsidiary, (iii) any Borrower Party guaranteeing obligations of Unrestricted Subsidiaries as permitted by Section 5.13(c);

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Permitted Acquisitions;

(g) Investments in Unrestricted Subsidiaries; provided, that all such Investments in Unrestricted Subsidiaries in the aggregate outstanding at any one time shall not exceed an amount equal to 2.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(h) [reserved];

(i) Investments evidenced by Hedging Agreements permitted by Section 6.07;

(j) the contribution by the Borrower or any Restricted Subsidiary of the Equity Interests owned by it in a Joint Venture to another Joint Venture or the investment by the Borrower or any Restricted Subsidiary in another Joint Venture to the extent made with Equity Interests in a Joint Venture owned by it as long as the Borrower or such Restricted Subsidiary receives in exchange equity interests in such transferee Joint Venture;

(k) Investments (i) consisting of extensions of credit in the nature of accounts receivable arising from the grant of trade credit in the ordinary course of business and Investments by the Borrower or any other Borrower Party in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss or (ii) consisting of the acquisition of securities in connection with the bankruptcy or reorganization of suppliers and customers;

(l) (i) an equity contribution to FS SPE 2 in an aggregate amount not to exceed $50,000,000 during the term of this Agreement and (ii) a term loan made by NEJD SPE 1 to NEJD SPE 2 in a principal amount equal to $175,000,000, made on May 30, 2008 pursuant to the terms of the NEJD Intercompany Note; provided, that such loan shall at all times be evidenced by the NEJD Intercompany Note and be secured pursuant to the NEJD Intercompany Security Documents by all collateral as defined in the NEJD Intercompany Security Documents;

(m) Investments in Permitted Joint Ventures provided that immediately before and immediately after the acquisition of or Investment in each such Joint Venture, no Default exists or is continuing; and

(n) such other Investments not otherwise permitted by the foregoing clauses in this Section 6.04; provided, that all such Investments in the aggregate outstanding at any one time shall not exceed an amount equal to 7.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b).

(B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments, except Investments that do not (i) violate the Borrower’s or any Restricted Subsidiary’s Organizational Documents and (ii) after giving effect to such Investment, violate Section 6.03(b).

2.15 Amendment to Section 6.05 (Acquisitions). The text of Section 6.05 hereby is amended and restated in its entirety to read as follows:

Section 6.05 Acquisitions. Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person except (a)

acquisitions solely among the Borrower Parties, (b) Permitted Acquisitions, (c) Organic Growth, (d) Investments permitted pursuant to Section 6.04, and (e) purchases or other acquisitions in the ordinary course of business.

2.16 Amendment to Section 6.06 (Sale of Assets). The text of Section 6.06 hereby is amended and restated in its entirety to read as follows:

Section 6.06 Sale of Assets. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Divestiture or any other conveyance, sale, lease, sublease, assignment, transfer, or other disposition of any Property, or issue or dispose of any Equity Interests of any Subsidiary to any Person other than a Borrower Party, except:

(a) sales of inventory and cash or Permitted Investments in the ordinary course of business;

(b) disposition of used, worn out, obsolete or surplus Property in the ordinary course of business;

(c) leases of Real Property or personal Property to third parties in the ordinary course of business;

(d) any disposition of assets, or issuance or disposition of Equity Interests, by the Borrower to any Restricted Subsidiary (except that the Borrower shall not issue Equity Interests to a Restricted Subsidiary) and by any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary;

(e) transfers of assets into a Joint Venture or Unrestricted Subsidiary so long as such Investment in such Joint Venture or Unrestricted Subsidiary is permitted pursuant to Section 6.04;

(f) the sale or other disposition of any Unrestricted Subsidiary or any Joint Venture;

(g) dispositions of overdue accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;

(h) [reserved];

(i) as long as no Default or Event of Default has occurred and is continuing or would result therefrom, other sales or dispositions of Property; provided, that the aggregate cash proceeds and other consideration therefor (excluding customary fees, expenses, costs and Taxes paid in connection with the consummation of such sale or disposition) received by the Borrower Parties in any twelve-month period resulting from all such sales or dispositions, shall not exceed an amount equal to 7.5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b);

(j) dispositions of cash or other Property solely to effect any Investments permitted under Section 6.04(A)(f) or (n) (or, on or after the Investment Grade Date, Section 6.04(B));

provided, that with respect to any disposition of any Equity Interests in NEJD SPE 2, without limiting the restrictions set forth above, (i) such disposition shall be conducted in all material respects only to the extent permitted by, and in compliance with, the terms and provisions of the NEJD Transaction Documents, (ii) such disposition shall be for fair market value, and (iii) the proceeds of such disposition shall be used to repay the NEJD Intercompany Note. To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the disposition of any Collateral, or any Collateral is disposed as permitted by this Section 6.06, such Collateral (unless disposed of to a Borrower Party) shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

2.17 Amendment to Section 6.07 (Hedging Agreements). The text of Section 6.07 hereby is amended and restated in its entirety to read as follows:

Section 6.07 Hedging Agreements. Prior to the Investment Grade Date, it will not, and will not permit any of its subsidiaries or Joint Ventures to, enter into any Hedging Agreement, except for Hedging Agreements that are for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes.

2.18 Amendment to Section 6.08 (Restricted Payments). The text of Section 6.08 hereby is amended and restated in its entirety to read as follows:

Section 6.08 Restricted Payments. (A) Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Restricted Subsidiary may declare and make Restricted Payments pro rata to the owners of its Equity Interests, (b) the Borrower may make Restricted Payments to the owners of its Equity Interests to the extent of the amount of “Available Cash” (as defined in the Partnership Agreement) in accordance with the terms of the Partnership Agreement, (c) the Borrower may make and declare Restricted Payments in exchange for, or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (other than Disqualified Equity), (d) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire (on a pro rata basis with respect to all of its Equity Interests) Equity Interests issued by it with the proceeds received from the substantially concurrent issuance by it of new Equity Interests (other than Disqualified Equity); and (e) the Borrower Parties may make other Restricted Payments not otherwise permitted by the foregoing clauses in this Section 6.08 in an amount in the aggregate during any 12-month period not to exceed an amount equal to 1% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b); provided, with respect to each of clauses (a), (b), (c), (d) and (e) above, that no Default has occurred and is continuing or would result therefrom; and (B) On or after the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if an Event of Default has occurred and is continuing, or would result therefrom.

2.19 Amendment to Section 6.10 (Restrictive Agreements). The text of Section 6.10 hereby is amended and restated in its entirety to read as follows:

Section 6.10 Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement, other than the Loan Documents, that prohibits, restricts or imposes any condition upon (a) except for Liens on Equity Interests in Joint Ventures owned by a Restricted Subsidiary created by the customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures or created by agreements evidencing Indebtedness of Joint Ventures, the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien created under a Loan Document upon any of its Property or assets, or (b) the ability of (x) any of its Restricted Subsidiaries to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to it or any other Restricted Subsidiary or (y) it or any of its Restricted Subsidiaries to Guarantee Indebtedness of it or any other Restricted Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing clauses (a) and (b) shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(g) (or, on or after the Investment Grade Date, Permitted Acquired Debt permitted by Section 6.01(B)), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the assets of the applicable Restricted Subsidiary that secure such Indebtedness, if any), (iv) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreement evidencing or governing, or pursuant to which there has been issued, Indebtedness permitted by Section 6.01(A)(h) (or, on or after the Investment Grade Date, Permitted Purchase Money Debt permitted by Section 6.01(B)), so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner (except as to the Property securing such Indebtedness), (v) clause (a) above shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the Free State Acquisition Documents applicable to FS SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, (vii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in the NEJD Transaction Documents applicable to NEJD SPE 1, subject to the limitations on amendment set forth in the Loan Documents, and so long as the Liens created under the

Security Documents are not prohibited, restricted or conditioned in any manner (other than a condition requiring the execution of the NEJD Consent which was satisfied on May 30, 2008), (viii) clause (a) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(j) (or, on or after the Investment Grade Date, unsecured Indebtedness, Disqualified Equity or Priority Debt permitted by Section 6.01(B) if such provisions are, taken as a whole, customary for such type of Disqualified Equity or Indebtedness), subject to the limitations on amendments as set forth in the Loan Documents, so long as the Liens created under the Security Documents are not prohibited, restricted or conditioned in any manner, and (ix) clause (b)(y) above shall not apply to such prohibitions, restrictions and conditions contained in any agreements evidencing or governing, or pursuant to which there has been issued, Indebtedness or Disqualified Equity permitted by Section 6.01(A)(g), (h) or (j) (or, on or after the Investment Grade Date, Permitted Acquired Debt, Permitted Purchase Money Debt, unsecured Indebtedness, Disqualified Equity or Priority Debt permitted by Section 6.01(B) if such provisions are, taken as a whole, customary for such type of Disqualified Equity or Indebtedness) so long as (A) such prohibitions, restrictions and conditions, taken as a whole, are no more restrictive on the Borrower Parties than those contained in this Agreement and (B) the Guarantees of the Secured Obligations created under the Loan Documents are not prohibited, restricted or conditioned in any manner.

2.20 Amendment to Section 6.12 (Creation of Subsidiaries). The text of Section 6.12 hereby is amended and restated in its entirety to read as follows:

(a) It will not, and will not permit any of its Restricted Subsidiaries to, at any time (i) create or acquire any Restricted Subsidiary unless (A) prior to the Investment Grade Date, it has caused such Restricted Subsidiary to comply with the requirements of Sections 5.10 and 5.11, and (B) such creation or acquisition complies with Sections 6.04 and 6.05; or (ii) create or acquire any Unrestricted Subsidiary or Joint Venture except as permitted pursuant to Section 6.04; or (iii) designate any Subsidiary as an Unrestricted Subsidiary except in accordance with the definition of “Unrestricted Subsidiary”; or (iv) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary except in accordance with the definition of “Restricted Subsidiary”. Notwithstanding the foregoing, it will not permit any Unrestricted Subsidiary to own, directly or indirectly, any Equity Interests in any Restricted Subsidiary; and

(b) Prior to the Investment Grade Date, it will not permit any of its Joint Ventures to at any time create or acquire any Restricted Subsidiary without the prior written consent of the Required Lenders, unless such acquisition is permitted by this Agreement and simultaneously with such acquisition the acquired Restricted Subsidiary ceases to be a Restricted Subsidiary.

2.21 Amendment to Section 6.14 (Financial Condition Covenants). The text of Section 6.14 hereby is amended and restated in its entirety to read as follows:

Section 6.14 Financial Condition Covenants.

(a) Leverage Ratio. The Borrower will not permit its Consolidated Leverage Ratio to be in excess of the applicable ratio set forth below as of the last day of each Test Period set forth below; provided that the Consolidated Leverage Ratio as of the last day of each Test Period ending after the Investment Grade Date shall not exceed 5.00 to 1.00; provided further that the Consolidated Leverage Ratio as of the last day of each Test Period ending (x) on or after September 30, 2016 or after the Investment Grade Date and (y) during a Permitted Acquisition Period shall not exceed 5.50 to 1.00.

Fiscal Quarter Ending	Consolidated Leverage Ratio
September 30, 2015	5.75 to 1.00
December 31, 2015	5.50 to 1.00
March 31, 2016	5.50 to 1.00
June 30, 2016	5.50 to 1.00
September 30, 2016 and thereafter	5.00 to 1.00

(b) Senior Secured Leverage Ratio. Prior to the Investment Grade Date, the Borrower will not permit its Consolidated Senior Secured Leverage Ratio to be in excess of 3.75 to 1.00 as at the last day of each Test Period, commencing with the Test Period ending September 30, 2015.

(c) Minimum Interest Coverage. Prior to the Investment Grade Date, the Borrower will not permit its Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00 as at the last day of each Test Period, commencing with the Test Period ending September 30, 2015; provided that the Consolidated Interest Coverage Ratio as at the last day of each Test Period during a Permitted Acquisition Period shall not be less than 2.75 to 1.00.

(d) [Reserved.]

(e) Pro Forma Calculations Prior to Delivery of September 30, 2015 Financials. To the extent that any transaction or event under this Agreement requires compliance by the Borrower with the financial covenants set forth in Section 6.14 for any period prior to the delivery to the Administrative Agent of the financial statements required by Section 5.01(b) for the fiscal quarter ending September 30, 2015, (i) such period shall be deemed to be the Test Period most recently ended prior to the date of such transaction or event for which financial statements required by Section 5.01(a) or (b) have been delivered to the Administrative Agent pursuant to this Agreement, (ii) pro forma effect shall be given to, inter alia, the Specified Acquisition, the Second Amendment, the incurrence of any Indebtedness and any public offering of common units representing limited partnership interests in the Borrower, in each case, in connection with the Specified Acquisition and all other transactions occurring in connection therewith, and (iii) with respect to the Consolidated Leverage Ratio, compliance with the applicable level set forth in Section 6.14(a) for the fiscal quarter ending September 30, 2015 shall be required.

2.22 Amendment to Section 6.16 (Control Agreements). The text of Section 6.16 hereby is amended and restated in its entirety to read as follows:

Section 6.16 Control Agreements. Prior to the Investment Grade Date, neither it nor any of its Restricted Subsidiaries shall open any deposit account, securities account or commodities account without subjecting such account to a First Priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties, subject to Permitted Encumbrances, pursuant to a Control Agreement in form and substance satisfactory to the Administrative Agent; provided, that the Permitted JV Accounts shall not be subject to the requirements of this Section 6.16, and the Borrower Parties shall be permitted to maintain other operating accounts not subject to the requirements of this Section 6.16 if the aggregate balance of such other operating accounts does not exceed $5,000,000 at any time (collectively, the “Excluded Accounts”).

2.23 Amendment to Section 6.17 (Prepayments on Indebtedness or Disqualified Equity). The text of Section 6.17 hereby is amended and restated in its entirety to read as follows:

Section 6.17 Prepayments on Indebtedness or Disqualified Equity. Prior to the Investment Grade Date, it will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Indebtedness or Disqualified Equity, except (a) payments, prepayments, redemptions, repurchases, or acquisitions for value of (i) the Secured Obligations, (ii) immaterial Indebtedness in the ordinary course of business, (iii) Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(A)(j) with the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity issued pursuant to and in accordance with Section 6.01(A)(j), (iv) Indebtedness or Disqualified Equity assumed or otherwise incurred pursuant to and in accordance with Section 6.01(A)(g) with the net cash proceeds of, or in exchange for, other Indebtedness or Disqualified Equity incurred pursuant to Section 6.01(A)(j), and (v) Indebtedness issued pursuant to and in accordance with Section 6.01(A)(b) with the net cash proceeds of, or in exchange for, other Indebtedness issued as extensions, renewals, replacements or refinancings thereof pursuant to and in accordance with Section 6.01(A)(b), respectively, and (b) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of Indebtedness or Disqualified Equity permitted by Section 6.01(A)(j).

2.24 Amendment to Section 6.20 (Amendments to Risk Management Requirements). The text of Section 6.20 hereby is amended and restated in its entirety to read as follows:

Section 6.20 Amendments to Risk Management Requirements. Prior to the Investment Grade Date, it will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or supplement the Risk Management Requirements without providing prior written notice and description of such amendment, modification or supplement to the Administrative Agent.

2.25 Amendments to Section 7.01 (Events of Default).

(a) Section 7.01(k) hereby is amended and restated in its entirety to read as follows:

(k) one or more judgments for the payment of money in an aggregate amount in excess of 5% of Consolidated Net Tangible Assets as of the most recent delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) shall be rendered against the Borrower, any other Borrower Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Borrower Party to enforce any such judgment;

(b) Section 7.01(o) hereby is amended and restated in its entirety to read as follows:

(o) any security interest or Lien purported to be created and granted by any Security Document with respect to any Collateral worth, individually or in the aggregate, in excess of $5.0 million, shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest and Lien on all of such Collateral with the priority required by such Security Document or this Agreement) in favor of the Administrative Agent, in each case, other than as a result of the acts or omissions of the Administrative Agent, or shall be asserted by the Borrower or any other Borrower Party not to be a valid, perfected, First Priority (with no other Liens except for Permitted Encumbrances) security interest in or Lien on such Collateral;

2.26 Amendment to Section 9.19 (Florida Mortgage Tax Provision). The text of Section 9.19 hereby is amended and restated in its entirety to read as follows:

Section 9.19 Florida Mortgage Tax Provision. This Agreement renews, extends, increases and/or modifies that certain Credit Agreement dated November 15, 2006, as amended and restated as the Existing Credit Agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, last providing for a revolving credit of up to a maximum aggregate principal indebtedness in the amount of $1,500,000,000.00. Pursuant to Florida Statutes Section 201.08(1)(b), documentary stamp taxes and intangible tax due on the amount apportioned to the real property located in the state of Florida (last apportioned at $31,001,000 of $935,937,000 as reflected in the instrument recorded in O.R. Book 3161, Page 715 of the Public Records of Santa Rosa County, Florida) have been paid on the revolving credit made available to the Borrower under the Existing Credit Agreement, and any further documentary stamp taxes and intangible tax due on the updated amount apportioned to the real property located in the state of Florida in connection with (x) the Fourth Amendment to Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement made by Genesis Pipeline USA, L.P. to be recorded in the Public Records of Santa Rosa County, Florida in connection with the simultaneous recording in Escambia County, Florida, (y) the Deed of Trust, Mortgage, Assignment, Security Agreement Fixture Filing and Financing Statement made by Genesis Rail Services, LLC to be recorded in Escambia County, Florida and (z) the Florida Mortgages and Mortgage modifications required by Section 6(b) of the Second Amendment, will be paid by the Borrower on the recordation of such instruments. No additional documentary stamp tax or intangible tax are payable on this Agreement or any promissory note issued evidencing indebtedness owing by the Borrower hereunder because all remaining documentary stamp tax and intangible tax due on the maximum aggregate principal indebtedness provided for pursuant to the revolving credit made available hereunder or evidenced by any promissory note issued hereunder evidencing indebtedness owing by the Borrower hereunder were paid on the recordation of the instruments recorded in O.R. Book 6034, Page 1909, of the Public Records of Escambia County, Florida, and in O.R. Book 3007, Page 1947, O.R. Book 3081, Page 269 and O.R. Book 3161, Page 715, each of the Public Records of Santa Rosa County, Florida.

2.27 Amendment to Exhibit I (Compliance Certificate). Exhibit I to the Credit Agreement hereby is deleted in its entirety and replaced with Exhibit I attached hereto.

2.28 Schedule 2.06(b) (LC Exposure). Schedule 2.06(b) attached hereto sets forth each Issuing Banks’ LC Exposure as of the Third Amendment Effective Date.

Section 3. Conditions Precedent. This Third Amendment shall not become effective until the date (the “Third Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.02 of the Credit Agreement):

3.1 Counterparts. The Administrative Agent shall have received from the Required Lenders and the Borrower, executed counterparts (in such number as may be requested by the Administrative Agent) of this Third Amendment.

3.2 Fees. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

The Administrative Agent shall notify the Borrower and the Lenders of the Third Amendment Effective Date, and such notice shall be conclusive and binding.

Section 4. Administrative Agent; Arrangers; Issuing Bank; Reallocation; Approval of Designated Lenders. Effective as of the Post-Syndication Effective Date, the Borrower may (A) appoint either of Bank of America, N.A. or its affiliate (“Bank of America”), BMO Harris Financing, Inc. or its affiliate (“BMO”), Deutsche Bank AG New York Branch or its affiliate (“DB”), Royal Bank of Canada or its affiliate (“RBC”), ABN AMRO or its affiliate (“ABN”) or Wells Fargo Bank, National Association or its affiliate (“Wells Fargo”) as “Administrative Agent” under the Loan Documents and, subject to such institution’s acceptance of such appointment, to the extent necessary to effect any such appointment, the existing Administrative Agent will resign as “Administrative Agent” under the Loan Documents (the “Exiting Administrative Agent”), and Exiting Administrative Agent, the successor “Administrative Agent” (the “Successor Administrative Agent”) and the Loan Parties, as applicable, will execute and deliver such assignment and assumption agreements or other instruments or documentation necessary or reasonably requested to effect such appointment and assignment of agency, and the Lenders hereby instruct the Successor Administrative Agent and the Exiting Administrative Agent, and the Borrower hereby agrees, on behalf of itself and the other Loan Parties, to enter into such assignment and assumption agreements or other instruments or documentation (collectively, the “Administrative Agent Appointment”); (B) appoint one or more of Bank of America, BMO, DB, RBC, ABN or Wells Fargo as “Issuing Bank” under the Loan Documents and, subject to such institution’s or institutions’ acceptance of such appointment, to the extent necessary or reasonably requested to effect any such appointment, the existing Issuing Banks will resign as an “Issuing Bank” under the Loan Documents and execute and deliver any documentation necessary to effect such appointment and resignation, and the Borrower hereby agrees, on behalf of itself and the applicable Loan Parties, to execute and deliver such documents and comply with the provisions of Section 2.06(i) of the Credit Agreement (the “Issuing Bank Appointment”); and (C) appoint one or more of Bank of America, BMO, DB, RBC, ABN or Wells Fargo as an “Arranger” under the Loan Documents and, subject to such institution’s or institutions’ acceptance of such appointment, to the extent necessary or reasonably requested to effect any such appointment, the existing Arrangers will resign as “Arrangers” under the Loan Documents and execute and deliver any documentation necessary or reasonably requested to effect such appointment and resignation, and the Borrower hereby agrees, on behalf of itself and the applicable Loan Parties, to execute and deliver such documents (the “Arranger Appointment”). Additionally, the Lenders have agreed among themselves, in consultation with the Borrower, that certain of the Lenders, may reallocate their respective Committed Amounts (the “Reallocation” and the date such Reallocation is effected, the “Resyndication Date”) and that each of Mizuho, Mitsubishi, Crédit Agricole, DNB, Fifth Third Bank and Capital One or their respective affiliates may be joined as a “Lender” under the Loan Documents (the “Designated Lender Joinder”). The Administrative Agent, each Issuing Bank, each Arranger, and the Lenders, in each of their respective capacities as Administrative Agent, Issuing Bank, Arranger and/or Lender, as applicable, and the Borrower, hereby consent to the Administrative Agent Appointment, the Issuing Bank Appointment, the Arranger Appointment, the Reallocation and the Designated Lender Joinder and hereby waive any notice or other approval required pursuant to Section 8.09, Section 8.10 or Section 9.04(c) of the Credit Agreement. For purposes hereof, “Post-Syndication Effective Date” means the date that is on or before 30 days after the Resyndication Date.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Loan Documents, as amended by this Third Amendment, shall remain in full force and effect in accordance with their terms following the effectiveness of this Third Amendment.

5.2 Ratification and Affirmation; Representations and Warranties. Each of the undersigned does hereby adopt, ratify, and confirm the Credit Agreement and the other Loan Documents, as amended hereby, and its obligations thereunder. The Borrower hereby (a)

acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein, (b) all references in the Loan Documents to the “Credit Agreement” (or words of similar import) refer to the Credit Agreement as amended and supplemented hereby without impairing any such obligations or Liens in any respect and (c) represents and warrants to the Lenders that: (i) as of the date hereof, after giving effect to the terms of this Third Amendment, all of the representations and warranties contained in each Loan Document to which it is a party are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) as of the date hereof, after giving effect to this Third Amendment, no Default has occurred and is continuing.

5.3 Loan Document. This Third Amendment and each agreement, instrument, certificate or document executed by the Borrower or any other Borrower Party or any of their respective officers in connection therewith are “Loan Documents” as defined and described in the Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Arrangers, all future holders of the Loans and any notes and their respective successors and assigns.

5.4 Counterparts. This Third Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

5.5 NO ORAL AGREEMENT. THIS THIRD AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6 GOVERNING LAW. THIS THIRD AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

BORROWER:	GENESIS ENERGY, L.P.
By: GENESIS ENERGY, LLC, its general partner

	By:	/s/ Robert V. Deere
	Name:	Robert V. Deere
	Title:	Chief Financial Officer

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, Lender and Exiting Administrative Agent

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as Issuing Bank and a Lender

By:	/s/ Michael J. Clayborne
Name:	Michael J. Clayborne
Title:	Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

BMO HARRIS FINANCING, INC.,
as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

BANK OF MONTREAL,
as Issuing Bank

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

CITIBANK, N.A.
as a Lender

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Deutsche Bank AG New York Branch
as a Lender

By:	/s/ Michael Winters
Name:	Michael Winters
Title:	Vice President

Deutsche Bank AG New York Branch
as a Lender

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA
as a Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

ABN AMRO CAPITAL USA LLC
as a Lender

By:	/s/ R. Bisscheroux
Name:	R. Bisscheroux
Title:	Director

By:	/s/ J.D. Kalverkamp
Name:	J.D. Kalverkamp
Title:	Country Executive

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

COMPASS BANK
as a Lender

By:	/s/ Blake Kirshman
Name:	Blake Kirshman
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

SCOTIABANC INC.,
as a Lender

By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

The Bank of Nova Scotia
as a Lender

By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Ben Leonard
Name:	Ben Leonard
Title:	Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

REGIONS BANK,
as a Lender

By:	/s/ David Valentine
Name:	David Valentine
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Amegy Bank National Association
as a Lender

By:	/s/ G. Scott Collins
Name:	G. Scott Collins
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

CADENCE BANK, N.A.
as a Lender

By:	/s/ William W. Brown
Name:	William W. Brown
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

COMERICA BANK
as a Lender

By:	/s/ William Robinson
Name:	William Robinson
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Santander Bank, N.A.
as a Lender

By:	/s/ Puiki Lok
Name:	Puiki Lok
Title:	Vice President

By:	/s/ Jason Hill
Name:	Jason Hill
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Sumitomo Mitsui Banking Corporation
as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Trustmark National Bank
as a Lender

By:	/s/ Jeffrey A. Deutsch
Name:	Jeffrey A. Deutsch
Title:	Senior Vice President

[Signature Page – Third Amendment to Fourth Amended and Restated Credit Agreement]

Schedule 2.06(b)

LC Exposure

Issuing Bank	LC Exposure
Wells Fargo Bank, National Association	$66,666,666.67
Bank of America, N.A.	$66,666,666.67
Bank of Montreal	$66,666,666.66

Total	$200,000,000

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

[See attached.]

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE1

Financial Statement Date:             ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 30, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Genesis Energy, L.P., as borrower (the “Borrower”), Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraphs 1 and 2 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 5.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

2. The Borrower has delivered the year-end unaudited financial statements required by Section 5.01(a)(ii) of the Agreement for the fiscal year of the Borrower ended as of the above date.

[Use following paragraphs 1 and 2 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 5.01(b)(i) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP consistently applied as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[1]	The financial statement certifications certified herein are intended to be reflective of the certifications required under Section 5.01(a) and 5.01(b) of the Credit Agreement. The financial covenant calculations included herein are intended to reflect the components of the financial covenants set forth in Section 6.14. In the event of any conflict or inconsistency between the applicable terms and conditions of the Credit Agreement, on the one hand, and the financial statement certifications and/or financial covenant calculations reflected in this Exhibit I, on the other hand, the terms and conditions of the Credit Agreement shall control.

2. The Borrower has delivered the unaudited financial statements required by Section 5.01(b)(ii) of the Agreement for the fiscal quarter ended as of the above date.

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

4. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and

[select one:]

[during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement]

—or—

[The following changes in GAAP or in the application thereof have occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement and such changes have had the following effects on the financial statements accompanying this Compliance Certificate:]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             ,         .

GENESIS ENERGY, L.P.
By:	GENESIS ENERGY, LLC, its general partner

By:
Name:
Title:

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Interest Coverage Ratio.

A.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the Statement Date:	$

B.	Consolidated Interest Expense for such period:	$

C.	Consolidated Interest Coverage Ratio (Line I.A ÷ ( Line I.B):		to 1.00

Minimum required commencing with the Test Period ending September 30, 2015:

Minimum Interest Coverage Ratio
3.00 to 1.00[2]

[2]	During a Permitted Acquisition Period, the minimum Consolidated Interest Coverage Ratio as at the last day of each Test Period shall not be less than 2.75 to 1.00.

II.	Leverage Ratios.

Consolidated Leverage Ratio

A.	Consolidated Total Funded Debt as at the Statement Date:	$

B.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the Statement Date:	$

C.	Consolidated Leverage Ratio (Line II.A ÷ ( Line II.B):		to 1.00

Maximum permitted:

Fiscal Quarter Ending	Consolidated Leverage Ratio
September 30, 2015	5.75 to 1.00
December 31, 2015	5.50 to 1.00
March 31, 2016	5.50 to 1.00
June 30, 2016	5.50 to 1.00
September 30, 2016 and thereafter[3]	5.00 to 1.00

[3]	The Consolidated Leverage Ratio as of the last day of each Test Period ending (x) on or after September 30, 2016 or after the Investment Grade Date and (y) during a Permitted Acquisition Period shall not exceed 5.50 to 1.00.

Consolidated Senior Secured Leverage Ratio

A.	Consolidated Total Senior Secured Funded Debt as at the Statement Date:	$

B.	Adjusted Consolidated EBITDA (Schedule 2) for the four consecutive fiscal quarter period ending on the Statement Date:	$

C.	Consolidated Senior Secured Leverage Ratio (Line II.A ÷ ( Line II.B):		to 1.00

Maximum Consolidated Senior Leverage Ratio commencing with the Test Period ending September 30, 2015:	3.75 to 1.00

III.	EBITDA for Pricing.

Adjusted Consolidated EBITDA for purposes of determining Applicable Margin[4] (see Preliminary Adjusted Consolidated EBITDA on Schedule 2):	$

[4]	Solely for the purpose of determining the Applicable Margin, Adjusted Consolidated EBITDA, as used in calculating Consolidated Leverage Ratio, will be calculated without giving effect to the limitation on cash distributions received by the Borrower and the Restricted Subsidiaries from any Unrestricted Joint Venture, as set forth in clause (a) of the first proviso set forth in the definition of Adjusted Consolidated EBITDA.

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

		Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Fiscal Quarter Period Ended

Consolidated Net Income of the Borrower and its Subsidiaries
Plus the following expenses, charges, losses and similar items to the extent deducted in determining Consolidated Net Income for such period:
+	Total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) and non-cash accretion of discount) net of interest income
+	Provision for taxes based on income (including any Texas franchise Tax provided such franchise Tax is a Tax based on income), foreign withholding taxes and other taxes similar to the foregoing

+	Depreciation and amortization expenses
Plus all non-cash expenses, charges, losses, and similar items, in each case, to the extent deducted in determining Consolidated Net Income for such period, including those relating to the following:
+	Depletion, impairments, write-offs and similar items (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”)
+	Accretion expenses associated with provision for abandonment costs
+	Unrealized expenses, charges, losses, revenues, incomes, gains and similar items relating to hedging transactions
+	Lower of cost or market adjustments to inventory

Minus all non-cash revenues, incomes, gains and similar items, in each case, to the extent included in determining Consolidated Net Income for such period, including those relating to the following:
-	Depletion, impairments, write-offs and similar items (including impairment of assets, as contemplated in the Statement of Financial Accounting Standards No. 144 (or any codification thereof), “Accounting for the Impairment or Disposal of Long-Lived Assets”)
-	Accretion expenses associated with provision for abandonment costs
-	Unrealized expenses, charges, losses, revenues, incomes, gains and similar items relating to hedging transactions
-	Lower of cost or market adjustments to inventory

Plus expenses, charges, losses and similar items relating to the following:
+	Sales or other dispositions of assets other than inventory sold in the ordinary course of business
+	Items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of Adjusted EBITDA for purposes of its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items
+	Extraordinary items (as contemplated by GAAP)

+	Transaction Costs

Minus revenue, gains, income and similar items relating to the following:
-	Sales or other dispositions of assets other than inventory sold in the ordinary course of business
-	Items necessary to reconcile the calculation of Consolidated EBITDA to the Borrower’s calculation of Adjusted EBITDA for purposes of its public disclosures, including filings with the SEC; provided, that such items do not exceed 2% of the Borrower’s calculation of Consolidated EBITDA including such items

-	Extraordinary items (as contemplated by GAAP)

Plus the following substitutions:
+	Cash payments (if any) made by the Borrower and/or its Restricted Subsidiaries attributable to the Borrower’s equity compensation arrangements (including its equity appreciation rights plan) in substitution of any non-cash GAAP items reflected in such period attributable to such equity compensation payments
+	Cash received (if any) by the Borrower or any Restricted Subsidiary pursuant to any Direct Financing Lease in substitution of any GAAP items reflected in such period attributable to Direct Financing Leases
+	Cash dividends or distributions (or with respect to NEJD SPE 1, loan payments under the NEJD Intercompany Note) received (if any) by the Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries, Joint Ventures, equity investees and any other Person accounted for by the Borrower by the equity method of accounting, or any other Person that is not a Subsidiary in substitution of any GAAP items reflected in such period attributable to income/loss of such Persons[5]

=	Consolidated EBITDA
+	Pro Forma Adjustments (other than Non-Historical Pro Forma Adjustments and Material Project EBITDA Adjustments)
+	Non-Historical Pro Forma Adjustments, as applicable

[5]	All such dividends or distributions with respect to a relevant accounting period that the Borrower or any Restricted Subsidiary receives within 15 days after such accounting period shall be included as if such amounts had been received during such accounting period.

+	Material Project EBITDA Adjustments, as applicable
=	(Preliminary) Adjusted Consolidated EBITDA
-	Cash distributions from Unrestricted Joint Ventures in excess of 25% of (Preliminary) Adjusted Consolidated EBITDA (as such (Preliminary) Adjusted Consolidated EBITDA is calculated from time to time without giving effect to cash distributions from Unrestricted Joint Ventures)
=	Adjusted Consolidated EBITDA